Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Electro Scientific Industries, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 11, 2008, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. and subsidiaries as of March 29, 2008 and June 2, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the ten-month period ended March 29, 2008 and the years ended June 2, 2007 and June 3, 2006, and the effectiveness of internal control over financial reporting as of March 29, 2008, incorporated herein by reference.

Our report dated June 11, 2008 on the consolidated financial statements refers to Electro Scientific Industries, Inc.’s adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective June 3, 2007, and the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective June 4, 2006.

/s/ KPMG LLP

Portland, Oregon

December 5, 2008